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                                                                     EXHIBIT 4-F

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

                              Officers' Certificate

                  Pursuant to Sections 2.02, 2.03 and 11.04 of the Indenture, dated as of June 29, 1998, as supplemented by the First Supplemental Indenture, dated as of June 30, 2000 (as so supplemented, the "Indenture"), each among Qwest Capital Funding, Inc. ("Capital Funding"), Qwest Communications International Inc. ("Qwest") and Bank One Trust Company, National Association, as trustee, each of the undersigned, the Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Qwest, and the Associate General Counsel and Assistant Secretary of Qwest, hereby certifies, on Qwest's behalf, as follows:

                  (1) The guarantees (the "Guarantees") by Qwest as to the payment of principal, premium, if any, and interest on the series designated as the 5 7/8% Notes due August 3, 2004 of Capital Funding in an aggregate principal amount of $1,250,000,000, the series designated as the 7% Notes due August 3, 2009 of Capital Funding in an aggregate principal amount of $2,000,000,000 and the series designated as the 7 5/8% Notes due August 3, 2021 of Capital Funding in an aggregate principal amount of $500,000,000 (collectively, the "Notes"), have been approved and authorized in accordance with the provisions of the Indenture by resolutions duly adopted by the Executive Committee of the Board of Directors of Qwest at meetings held on June 30, 2000 and July 25, 2001; such resolutions have not been amended, modified or rescinded and remain in full force and effect; and such resolutions are the only resolutions adopted by Qwest's Board of Directors, or any committee of such Board of Directors, relating to the Guarantees.

                  (2) The Guarantees shall be unconditional guarantees by Qwest as to the payment of principal, premium, if any, and interest on the Notes on the terms set forth in the Offering Memorandum, dated July 25, 2001.

                  (3) The Guarantees shall be substantially in the form attached hereto as Exhibit A. The form of the Guarantees complies with Section
         2.16 of the Indenture.

                  (4) All covenants or conditions precedent provided for in the Indenture relating to the establishment of the Guarantees, the determination of the terms of the Guarantees and the creation of the forms of such Guarantees has been complied with.

                  Each of the undersigned states that he has read and is familiar with the provisions of Article Two of the Indenture relating to the issuance of Guarantees thereunder; that he is generally familiar with the other provisions of the Indenture and with the affairs of Qwest and its corporate acts and proceedings; and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with.



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                  IN WITNESS WHEREOF, we have hereunto signed our names on
behalf of Qwest and affixed the seal of Qwest.

Dated as of July 30, 2001

                                By: /s/ DRAKE S. TEMPEST
                                   ---------------------------
                                   Name:  Drake S. Tempest
                                   Title: Executive Vice President, General
                                          Counsel, Chief Administrative Officer
                                          and Secretary





                                By: /s/ YASH A. RANA
                                   ---------------------------
                                   Name:  Yash A. Rana
                                   Title: Associate General Counsel and
                                          Assistant Secretary